EXHIBIT 5.01




                                           June 10, 1994


   The Travelers Inc.
   65 East 55th Street
   New York, New York 10022

   Ladies and Gentlemen:

             I am Senior Vice President, General Counsel and Secretary of The Travelers Inc., a Delaware corporation (the "Company"). I refer to the proposed registration by the Company under the Securi-ties Act of 1933, as amended (the "Act") of (i) $185,000,000 principal amount of 7 5/8% Notes due January 15, 1997 of the Company (the "7 5/8% Notes") and (ii) $300,000,000 principal amount of 9 1/2% Senior Notes due March 1, 2002 of the Company (the "9 1/2% Notes"), under a Registration Statement on Form S-3, filed on or about the date hereof (the "Registration Statement"). The 7 5/8% Notes and the 9 1/2% Notes are hereinafter referred to as the "Notes." Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Prospectus that forms a part of the Registration Statement.

             I, or attorneys under my supervision, have examined and am familiar with originals, or copies certified or otherwise identified to my satisfaction, of such corporate records of the Company, certificates or documents, including the Registration Statement and the Restated Certificate of Incorporation and By-laws of the Company (as each has been amended to the date hereof), as I have deemed appropriate as a basis for the opinions expressed below. In my examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authentici-ty of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified or photostatic copies and the authenticity of the originals of such copies.

             I have assumed the due authorization, execution and delivery of the Indenture, including the supplement thereto, and each other document executed and delivered as contemplated by such Indenture, by or on behalf of the parties thereto other than the Company. I have assumed that the Notes have been duly executed and delivered on behalf of the Company's predecessor by merger, and duly authenticated by the Trustee, and that the Notes were sold and delivered at the prices and in accordance with the terms set forth
























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          The Travelers Inc.
          June 10, 1994
          Page 2

   in the applicable registration statements and supplements to the prospectuses referred to therein.



             Based upon the foregoing, I am of the opinion that:

             1. The Company is a duly organized and existing corporation under the laws of the State of Delaware.

             2. The Notes are legal, valid and binding obligations of the Company.

             3. The Notes are entitled to the benefits of the Indenture.

             My opinion is limited to matters governed by the Federal laws of the United States of America, the laws of the state of New York and the General Corporation Law of the state of Delaware. I am not admitted to the practice of law in the states of New York and Delaware; however, members of my legal staff who have assisted me in this transaction are admitted to practice in such states.

             I consent to the use of this opinion in the Registration Statement and to the reference to my name in the Prospectus consti-tuting a part of such Registration Statement under the heading "Legal Matters." In giving such consent, I do not thereby admit that I come within the category of persons' whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                           Very truly yours,

                                           /s/ Charles O. Prince, III
                                           Charles O. Prince, III